Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated February 12, 2025 relating to the Common stock, no par value per share, of CRA International, Inc. shall be filed on behalf of the undersigned.

PERTENTO PARTNERS LLP By: /s/ Eduardo Marques
Name: Eduardo Marques
Title: Managing Partner

EDUARDO MARQUES By: /s/ Eduardo Marques